Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 1155 Canyon Blvd., Suite 400 Boulder, CO 80302-5148 o: 303.256.5900

December 9, 2024

OnKure Therapeutics, Inc.

6707 Winchester Circle, Suite 400

Boulder, CO 80301

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by OnKure Therapeutics, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 3,959,930 shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), consisting of (i) 1,673,179 shares issuable under the Company’s 2024 Equity Incentive Plan (the “2024 Plan”), representing 737,338 shares of Class A Common Stock reserved for issuance under the 2024 Plan as of the date of this Registration Statement, and up to an additional 935,841shares of Class A Common Stock that may become issuable under the 2024 Plan pursuant to its terms as a result of the forfeiture or termination of awards under the prior Reneo Pharmaceuticals, Inc. 2021 Equity Incentive Plan or the forfeiture or termination of awards assumed by OnKure Therapeutics, Inc. that were granted under the prior OnKure, Inc. 2011 Stock Incentive Plan (the “2011 Plan”), the prior OnKure, Inc. 2021 Stock Incentive Plan (the “2021 Plan”), and/or the prior OnKure, Inc. 2023 RSU Equity Incentive Plan (the “2023 Plan”), (ii) 1,742,662 shares of Class A Common Stock which are subject to currently outstanding stock options under the 2024 Plan, (iii) 137,500 shares of Class A Common Stock reserved for issuance under the Company’s 2024 Employee Stock Purchase Plan, (iv) 221 shares of Class A Common Stock which are subject to currently outstanding stock options under the 2011 Plan, (v) 193,114 shares of Class A Common Stock which are subject to currently outstanding stock options under the 2021 Plan, and (vi) 213,254 restricted stock units covering shares of Class A Common Stock currently outstanding under the 2023 Plan. As the Company’s legal counsel, we have reviewed the actions proposed to be taken by the Company in connection with the issuance and sale of the Shares to be issued under such plans (which plans are referred to herein as the “Plans”).

It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

AUSTIN BEIJING BOSTON BRUSSELS HONG KONG LONDON LOS ANGELES NEW YORK PALO ALTO

SAN DIEGO SAN FRANCISCO SEATTLE SHANGHAI WASHINGTON, DC WILMINGTON, DE

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI,
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

AUSTIN BEIJING BOSTON BRUSSELS HONG KONG LONDON LOS ANGELES NEW YORK PALO ALTO

SAN DIEGO SAN FRANCISCO SEATTLE SHANGHAI WASHINGTON, DC WILMINGTON, DE